Exhibit 99.1

CytRx Announces Director Election Results from 2021 Annual Meeting of Stockholders

New Director Dr. Jennifer K. Simpson Added to CytRx Board of Directors

July 29, 2021 04:05 PM Eastern Daylight Time

LOS ANGELES—(BUSINESS WIRE)—CytRx Corporation (OTCQB: CYTR) (“CytRx” or the “Company”), a specialized biopharmaceutical company focused on research and development for the oncology and neurodegenerative disease categories, today announced that based on results from its 2021 Annual Meeting of Stockholders (the “Annual Meeting”), both of the Company’s Class III director candidates – Joel K. Caldwell, CPA and Jennifer K. Simpson, Ph.D. – have been elected to the Board of Directors (the “Board”). Additional information pertaining to the Company’s Annual Meeting results can be found on the Form 8-K filed with the U.S. Securities and Exchange Commission.

Steven A. Kriegsman, Chairman and Chief Executive Officer of CytRx, commented:

“We appreciate our stockholders’ participation at this year’s Annual Meeting. By electing Mr. Caldwell and Dr. Simpson to the Board, our stockholders have helped to strengthen CytRx’s corporate governance. The addition of Dr. Simpson as a new director reflects our commitment to refreshing the Board with diverse perspectives and valuable industry experience.”

Dr. Simpson added:

“I look forward to working with Mr. Kriegsman and the rest of the Board to advance stockholders’ best interests. Given my extensive experience in the biopharmaceutical and oncology sectors, I see opportunities to add value as the Board explores new initiatives and partnership opportunities. I believe CytRx has high-potential assets that can become a source of enduring value for stockholders.”

New Director Biography:

Jennifer K. Simpson, Ph.D. is the Chief Executive Officer and a Director of Panbela Therapeutics Inc. (NASDAQ: PBLA), a clinical stage drug development company. Shortly after joining, Dr. Simpson led a public financing with an uplist to the NASDAQ exchange. She has more than 13 years’ experience in pharmaceutical executive leadership, global marketing and product commercialization. Previously, Dr. Simpson was the Chief Executive Officer and a Director of Delcath Systems Inc. (NASDAQ: DCTH), an interventional oncology company focused on the treatment of primary and metastatic liver cancer. From 2008 to 2012, Dr. Simpson served in various product leadership roles, including Vice President, Global Marketing, Oncology Brand Lead at ImClone Systems, Inc. (a wholly owned subsidiary of Eli Lilly and Company (NYSE: LLY)). While in this role, she led the largest registration program pre-approval in Oncology for a VEGFR-2 monoclonal antibody including initiation and oversight of six phase 3 trials across five indications as well as a robust phase 2 program. Dr. Simpson earned a Ph.D. in Epidemiology from the University of Pittsburgh, a M.S. in Nursing from the University of Rochester, and a B.S. in Nursing from the State University of New York at Buffalo.

About CytRx

CytRx Corporation (OTCQB: CYTR) is a biopharmaceutical company with expertise in discovering and developing new therapeutics principally to treat patients with cancer and neurodegenerative diseases. CytRx’s most recent advanced drug conjugate, aldoxorubicin, is an improved version of the widely used anti-cancer drug doxorubicin and has been out-licensed to ImmunityBio, Inc. (NASDAQ: IBRX). In addition, CytRx’s drug candidate, arimoclomol, was sold to Orphazyme A/S (Nasdaq: ORPH) in exchange for milestone payments and royalties. Orphazyme is developing arimoclomol in Niemann-Pick disease Type C (“NPC”) and Gaucher disease. Learn more at www.cytrx.com.

Contacts
MKA
Greg Marose / Charlotte Kiaie
gmarose@mkacomms.com / ckiaie@mkacomms.com